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Exhibit 21.1

LIST OF SUBSIDIARIES

Hawaiian Telcom Communications, Inc. (Delaware)
Hawaiian Telcom, Inc. (Hawaii)
Hawaiian Telcom Services Company, Inc. (Delaware)
Hawaiian Telcom Insurance Company, Incorporated (Hawaii)
Wavecom Solutions Corporation (Hawaii)
SystemMetrics Corporation (Hawaii)

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  Exhibit 21.1
LIST OF SUBSIDIARIES